Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

RR AL CARE GROUP LIMITED PARTNERSHIP

and

RR IL CARE GROUP LIMITED PARTNERSHIP

as Sellers,

and

CHP PARTNERS, LP

as Purchaser

Dated as of July 3, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of this 3rd day of July, 2013 (the “Effective Date”), and is made by and between RR AL Care Group Limited Partnership (“RR AL”), a Delaware limited partnership, and RR IL Care Group Limited Partnership (“RR IL”), a Delaware limited partnership (each RR AL and RR IL are, individually, “Seller” and, are collectively referred to as, “Sellers”), and CHP Partners, LP, a Delaware limited partnership (“Purchaser”).

RECITALS

A. RR IL is the owner of that certain improved real property located at 6548 43rd Street, Lubbock Texas 79407 and known as “The Club at Raider Ranch” and RR AL is the owner of that certain improved real property located at 6548 43rd Street, Lubbock, Texas 79407 and known as “The Isle at Raider Ranch” (each, a “Property” and collectively, the “Properties”).

B. Purchaser desires to purchase both of the Properties and to acquire all of Sellers’ respective right, title and interest in and to both of the Properties, on the terms and conditions set forth in this Agreement.

C. Sellers desire to sell to Purchaser both of the Properties and to convey to Purchaser all of their respective right, title and interest in both of the Properties, on the terms and conditions set forth in this Agreement.

D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article I.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

“Accounts Receivable.” With respect to each Property, all accounts receivable and other sums owing to the applicable Seller in connection with the operation of its Facility existing prior to the Cut-Off Time.

“Additional Deposit.” As set forth in Section 2.2(a) hereof.

“Affiliate.” With respect to any person or entity, (i) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (ii) all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.

“Agreement.” As set forth in the preamble hereof.

“Allocated Purchase Price.” As set forth in Section 2.7 hereof.

“Assignment and Assumption of Leases and Contracts.” As set forth in Section 7.2(d) hereof.

“Assignment and Assumption of Intangible Property.” As set forth in Section 7.2(c) hereof.

“Assignment and Assumption of Resident Agreements.” As set forth in Section 7.2(e) hereof.

“Assumed Contracts.” As set forth in Section 2.4 hereof.

“Bill of Sale.” As set forth in Section 7.2(b) hereof.

“Books and Records.” With respect to each Property, all documentation, third party reports and studies, land surveys, land use applications, land use permits and approvals, operating permits and other documents in printed or electronic form (but with respect to items in electronic format, excluding software which is proprietary to Seller, its Affiliates or any third party, or is licensed from third parties by Seller or its Affiliates) that is in the possession or under the control of Seller or its Affiliates and that pertains to the use, operation, ownership or condition of the Property, including (i) all correspondence, billing, and other files, (ii) all structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Property, and (iii) all financial statements and other accounting, tax, financial, and other books and records relating to the use, maintenance, and operation of the Property, but excluding (x) any Excluded Documents and (y) those items that are consolidated with items from other facilities owned, leased or managed by Seller or its Affiliates and not being conveyed to Purchaser, if any.

“Business Agreements.” With respect to each Property, any Lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument affecting all or a portion of the Property other than a Contract.

“Cap Amount.” As set forth in Section 11.3(a) hereof.

“Casualty.” As set forth in Section 14.12(a) hereof.

“Casualty Notice.” As set forth in Section 14.12(a) hereof.

“Casualty Renovation Cost.” As set forth in Section 14.12(a) hereof.

“Claims.” Collectively, damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrance, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees whether or not legal proceedings are instituted and court and litigation costs).

“Claim Notice.” As set forth in Section 11.3(b) hereof.

“Closing.” The sale and assignment of the Properties to Purchaser on the Closing Date and the performance by each party of the obligations on its part then to be performed under and in accordance with this Agreement.

“Closing Date.” As set forth in Section 7.1 hereof.

“Closing Documents.” As set forth in Section 11.3 hereof.

“Closing Payment.” As set forth in Section 2.2(b) hereof.

“Closing Statement.” As set forth in Section 7.2(k) hereof.

“Contracts.” With respect to each Property, all leases of furniture, fixtures and equipment, all contracts (excluding Resident Agreements), all third party payor provider agreements (excluding Governmental Entity third party payor provider agreements) and all other agreements relating to the ownership and/or operation of the Facility and/or the Property, together with all related written warranties and guaranties, but excluding (a) any leases of furniture, fixtures and equipment, contracts, or agreements that apply to properties other than the Properties (all of which shall be amended or terminated at Seller’s expense such that they no longer apply to any Property as of the Closing Date), (b) any leases of furniture, fixtures and equipment, contracts, or agreements that are with an Affiliate of the applicable Seller (which shall be terminated as of the Closing Date at the applicable Seller’s sole cost and expense), and (c) any property management agreement (which shall be terminated as of the Closing Date at the applicable Seller’s sole cost and expense), (d) any leases of furniture, fixtures and equipment, contracts, or agreements entered into in violation of Section 8.2 and (e) any Leases.

“Current Month.” As set forth in Section 7.5(j) hereof.

“Cut-Off Time.” As set forth in Section 7.5(c) hereof.

“Deeds.” As set forth in Section 7.2(a) hereof.

“Deposit.” As set forth in Section 2.2(a) hereof.

“Due Diligence Materials.” All of the documents and other materials delivered to or otherwise made available for inspection (including in a website data room) by Purchaser and its representatives during the Due Diligence Period.

“Due Diligence Period.” The period commencing on the Effective Date and ending at 5:00 p.m. (Eastern Time) on the date which is forty-five (45) days from the Effective Date.

“Eastern Time.” Eastern Standard Time or Eastern Daylight Time, as applicable.

“Effective Date.” As set forth in the preamble hereof.

“Environmental Damages.” All claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about or beneath any Real Property or migrating to or from any Real Property, or the existence of a violation of Environmental Requirements pertaining to any Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of such Real Property.

“Environmental Requirements” All applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to Hazardous Materials.

“Escrow.” As set forth in Section 3.1 hereof.

“Escrow Agent.” Fidelity National Title Insurance Company, 1900 West Loop South, Suite 200, Houston, TX 77027, Attention: Selina I. Parelskin, sparelskin@fnf.com, Phone: (310) 701-7813.

“Escrow Agreement.” As set forth in Section 3.1 hereof.

“Excluded Assets.” With respect to each Property, the Excluded Documents, the Excluded Intellectual Property Rights, cash, cash equivalents, checks and other funds, including, without limitation, the Accounts Receivable (other than the proration of rent for the Current Month as set forth in Section 7.5(i) below and payments received from third-party payors in connection with the Licensed Facility, as set forth in Section 7.5(i) below), and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.

“Excluded Documents.” With respect to each Property, all (a) all casualty, liability, and life insurance policies owned or obtained by Seller on behalf or in connection with Seller’s business at the Facility, (b) the corporate minute books and stock registers of Seller, (c) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or its Affiliates in connection with the sale of the Property, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements and the general ledger of the Facility and any supporting information which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property, (d) communications between Seller or any Affiliate and their respective attorneys, (e) employee personnel files of Seller, (f) appraisals, assessments or other valuations of the Property in the possession or control of Seller,

(g) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items and to retain copies of all of the other Due Diligence Materials after Closing, which right shall survive the Closing), and (h) any confidential or proprietary information of Seller or any confidential information of a resident (unless the transfer of such confidential information of a resident is made in compliance with all Legal Requirements), in each case however embodied.

“Excluded Intellectual Property Rights.” As set forth on Schedule “1” attached hereto.

“Existing Liens.” As set forth in Section 2.8 hereof.

“Facility.” With respect to each Property, the senior living community located on the Real Property.

“Financial Advisor.” As set forth in Article XII hereof.

“Financial Statements.” The statements of income and expenses for calendar years 2011 and 2012 and year-to-date monthly statements of income and expenses for 2013, including any such subsequent statements issued prior to Closing.

“General Contractor.” As set forth in Section 2.11 hereof.

“Good Funds.” A deposit of cashier’s check, certified funds, or confirmed wire transfer of funds.

“Hazardous Materials.” Any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde other than cleaning supplies, solvents and other substances typically used at the Properties and other comparable properties held and used in commercially reasonable amounts and methods and in accordance with Environmental Requirements.

“Healthcare Permits.” With respect to each Facility, a license, certification, permit, authorization, registrations or similar document or authority issued or required under Healthcare Requirements applicable to the ownership, leasing and/or operation of the Facility.

“Healthcare Requirements” All applicable Legal Requirements relating to the operation of senior housing nursing, memory and/or dementia care facilities.

“Improvements.” With respect to each Property, the buildings, structures, fixtures, and other permanent improvements located on the Land, including, without limitation, the Facility, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, plumbing, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

“Initial Deposit.” As set forth in Section 2.2(a) hereof.

“Intangible Property.” With respect to each Property, all (a) Intellectual Property Rights, (b) local telephone and facsimile exchange numbers identified exclusively with the Facility, (c) certificates (including the Certificate of Occupancy for the Real Property), licenses, permits (including the Permits) and warranties now in effect with respect to the Property permitted to be transferred pursuant to the applicable Legal Requirements and at no cost to Seller, (d) all general intangibles relating to design, development, operation and use of a Property, all rights and work product under construction, service, consulting, engineering, architectural, design and construction agreements (including any warranties contained therein) and other Assumed Contracts, plans and specifications of any portion of the Property, and all development rights and goodwill related to any portion of the Property, and (e) all other intangible property used by Seller exclusively in connection with the ownership and operation of the Property, but excluding the Excluded Assets.

“Intellectual Property Rights.” With respect to each Property, subject to the last sentence of this paragraph, all patents, copyrights, trade secrets, trademarks, trade names, service marks, and other know-how owned by Seller, including but not limited to (a) Seller’s rights to the name “Club at Raider Ranch”, (b) the exclusive right and license to use the name “Isle at Raider Ranch” in connection with the operation of that Facility, but no other right or license to use the name “Isle”, (c) marketing and management intangibles, (d) computer software developed and owned by Seller or its Affiliates and used in the operation of the Facilities, and (e) manuals, instructions, policies, procedures and directives issued by Seller or its Affiliates to its employees at the Facility that relate solely to the operation of the Facility. The term “Intellectual Property Rights” includes the Proprietary Marks and the specific data and information stored or maintained on the Intellectual Property Rights that uniquely pertains to the Facility or those served at the Facility (unless such data and information is confidential or proprietary to Seller). The term “Proprietary Marks” means all trademarks, service marks, trade names, trade dress, symbols, logos, slogans, designs, insignia, emblems, devices, domain names, distinctive designs of signs, or any other source identifying feature, or combinations thereof, which are used to identify Seller’s or its Affiliates’ services at the Facility, or which are used in connection with the operation of the Facility by Seller or its Affiliates except the rights to the name “Isle at Raider Ranch”, which is being transferred only to the extent expressly provided in this paragraph. The Intellectual Property Rights shall exclude the Excluded Assets.

“Inventory.” With respect to each Property, all inventories, materials and supplies used in connection with the operation of the Property and located thereat.

“Land.” With respect to each Property, the land, as more particularly described on Exhibit “A-1” attached hereto and upon which the Improvements are located, including all easements, rights-of-way, rights of ingress and egress, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenances in any way belonging to or appertaining to the same or the Improvements, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.

“Leases.” With respect to each Facility, all leases, subleases, licenses, service agreements, concessions or other agreements granting an interest to any Person for the use and occupancy of a portion of such Facility, which are in effect or executed as of the date of this Agreement or which become effective or executed between the date of this Agreement and the Closing Date, together with all security deposits thereunder, if any, but excluding Resident Agreements.

“Legal Requirement.” Any applicable federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute of any governmental authority bearing on the construction, alteration, rehabilitation, maintenance, use, operation, sale, transfer or any other aspect of all or any portion of a Property, including the Environmental Requirements and the Healthcare Requirements.

“Licensed Facility.” The Facility owned by RR AL, which comprises assisted living and Alzheimer’s care components.

“Manager” shall mean Integrated Senior Living LLC, a Texas limited liability company, which is an Affiliate of Seller.

“Management Documents.” As set forth in Section 2.9 hereof.

“Material Contract.” Any Contract that has a value, or involves payment by (or to) Sellers or their respective Affiliates, of at least Five Thousand and NO/100 Dollars ($5,000.00) during any twelve (12) month period.

“Non-Foreign Affidavit.” As set forth in Section 7.2(f) hereof.

“Notice to Residents.” As set forth in Section 7.2(n) hereof.

“Notice.” As set forth in Article XIII hereof.

“Official Records.” The office of the recorder of deeds and other real estate records in the jurisdiction in which a Property is located.

“Other Permits.” With respect to each Property, the licenses and permits, approvals, entitlements, and other governmental authorizations issued by a governmental or administrative agency or authority (whether federal, state or local) in Seller’s possession or control in connection with the ownership, operation, planning, development, constructions, use, or maintenance of the Property, including certificates of occupancy, but excluding the Healthcare Permits.

“Pending Claim.” As set forth in Section 11.4 hereof.

“Permits.” Collectively, the Healthcare Permits and the Other Permits.

“Permitted Exceptions.” As set forth in Section 4.4 hereof.

“Personal Property.” With respect to each Property, all (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, televisions, telephone systems; mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating fixtures, systems, and equipment; air conditioning fixtures, systems and equipment; plumbing fixtures, systems, and equipment; security systems and equipment; carpets, drapes, artwork and other furnishings; refrigerators, microwaves, ovens, stoves, and all other appliances; vehicles, office equipment, furniture and fixtures not considered improvements, spare parts, supplies and other physical assets, machinery, tools, trade fixtures, utensils, china, glassware, and other personal property owned by Seller, which are used exclusively in connection with the maintenance and operation of the Facility and/or the Real Property, (c) copies of files maintained or generated by Seller in the course of the operation of the Property (excluding the Excluded Documents) which are located on the Real Property, (d) the Inventory, (e) the Books and Records, and (h) all other personal property which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership, maintenance, and operation of the Facility and/or the Real Property; but excluding, however, (i) the Excluded Assets, (ii) the personal property owned by any resident or employee, and (iii) all tax and utilities and other deposits.

“Post-Closing Escrow Agreement.” As set forth in Section 11.3(a) hereof.

“Post-Closing Liability Escrow.” As set forth in Section 11.3(a) hereof.

“Property.” As set forth in Recital A, with each Property comprised of the Land, the Improvements, the Facility, the Personal Property, the Leases, the Contracts, and the Intangible Property owned or entered into, as applicable, by each Seller, as applicable.

“Proprietary Information.” As set forth in Section 14.16 hereof.

“Proximate Property Documents.” As set forth in Section 2.10 hereof.

“Purchaser.” As set forth in the preamble hereof.

“Purchase Price.” As set forth in Section 2.2 hereof.

“Purchaser Permits.” As set forth in Section 8.1(b) hereof.

“Raider Ranch Land Seller.” Raider Ranch, LP, a Texas limited partnership.

“Real Property.” With respect to each Property, the Land and the Improvements.

“Rejected Contracts.” As set forth in Section 2.4 hereof.

“Rent Roll.” As set forth in Section 9.2(n) hereof

“Required Deletion Items.” As set forth in Section 4.3 hereof.

“Resident Agreements.” With respect to each Facility, those leases, occupancy, residency, and similar written agreements entered into with residents of the Facility, and all amendments, modifications, supplements, renewals, and extensions thereof.

“Retained Liabilities.” As set forth in Section 2.6 hereof.

“RR AL.” As set forth in the preamble hereof.

“RR IL.” As set forth in the preamble hereof.

“Seller” or “Sellers.” As set forth in the preamble hereof.

“Survey.” As set forth in Section 4.2 hereof.

“Survival Date.” As set forth in Section 11.4 hereof.

“Termination Notice.” As set forth in Section 2.3 hereof.

“Threshold Amount.” As set forth in Section 11.3(a) hereof.

“Title Commitment.” As set forth in Section 4.1 hereof.

“Title Objection Date.” As set forth in Section 4.3 hereof.

“Utility Deposits.” With respect to each Property, all deposits made by Seller in connection with providing water, sewer, gas, electricity, telephone and other public utilities to the Real Property.

“WARN Act.” As set forth in Section 8.3(b) hereof.

II.

SALE AND PURCHASE OF PROPERTY

2.1 Purchase of Property. On the Closing Date, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller such Seller’s right, title, and interest in and to the Land and Improvements, good and marketable title in the Personal Property, and all of such Seller’s right, title and interest in and to the Leases, Assumed Contracts, the Resident Agreements and the Intangible Property, free and clear of all monetary liens and encumbrances (other than the Leases, the Assumed Contracts, the Resident Agreements, and the Permitted Exceptions), as further described in Section 2.7 hereof, at the purchase price provided in Section 2.2 hereof.

2.2 Purchase Price and Terms of Payment. The aggregate purchase price for the Properties (“Purchase Price”) shall be Fifty Five Million and NO/100 Dollars ($55,000,000.00), allocated among the Properties as indicated on Exhibit “A-2”, and shall consist of and be payable as follows:

(a) Within one (1) business day after the Effective Date, Purchaser shall deliver to Escrow Agent, in Good Funds, the sum of Two Hundred Seventy Five Thousand and NO/100 Dollars ($275,000.00) (together with all interest accrued thereon, the “Initial Deposit”). If this Agreement is not terminated pursuant to Section 2.3, within one (1) business day after the expiration of the Due Diligence Period, Purchaser shall deliver to Escrow Agent, in Good Funds, as an additional deposit, the sum of Two Hundred Seventy Five Thousand and NO/100 Dollars ($275,000.00) (together with all interest accrued thereon, the “Additional Deposit”; the Initial Deposit together with the Additional Deposit shall hereinafter individually and collectively be referred to as the “Deposit”). The Deposit shall be non-refundable to Purchaser, except (i) if a condition precedent to Purchaser’s obligations as set forth in Section 10.2 below is not satisfied or cured as of the Closing Date and such failure is not due to a default by Purchaser, or (ii) as specifically provided in Section 2.3, Section 4.3, Section 9.4, Section 10.3 or Section 11.2 below, and in any such event Purchaser’s right to such refund will survive any termination of this Agreement. The Deposit shall be applied to the Purchase Price on the Closing Date.

(b) Not later than 1:00 p.m. (Eastern Time) on the Closing Date, Purchaser shall deposit with Escrow Agent, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts as are required to take into account any prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder. The amount to be paid under this Section 2.2(b) is referred to in this Agreement as the “Closing Payment.”

2.3 Due Diligence Period. At any time prior to the expiration of the Due Diligence Period, Purchaser shall be free, in its sole and absolute discretion, and for any or no reason whatsoever to terminate this Agreement by written notice to Sellers (the “Termination Notice”) delivered on or prior to the expiration of the Due Diligence Period. Upon delivery of the Termination Notice prior to the expiration of the Due Diligence Period, Purchaser shall receive a return of the Deposit (to the extent previously deposited) and the parties shall equally share the cancellation charges, if any, of Escrow Agent. If the Termination Notice is not delivered on or prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 2.3.

2.4 Assumption of the Leases and Contracts. As additional consideration, Purchaser shall, on and as of the Closing Date, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Sellers under the Leases and Assumed Contracts which first arise or accrue on and after the Closing Date. Prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing of the identity of all Material Contracts that Purchaser elects to terminate (collectively, the “Rejected Contracts”). Any Material Contracts existing as of the Effective Date that Purchaser does not notify Seller that Purchaser elects to terminate prior to the expiration of the Due Diligence Period, together with those Contracts that do not meet the definition of “Material Contracts” but are terminable without fee or penalty upon no more than sixty (60) days’ notice shall be “Assumed Contracts.” Notwithstanding anything to the contrary set forth herein, Purchaser shall be responsible for payment of (i) all fees due for the period after Closing through the termination date of each Rejected Contract and (ii) all termination fees associated with the termination of each Rejected Contract.

2.5 Assumption of the Resident Agreements. As additional consideration, Purchaser shall on and as of the Closing Date, at its sole cost and expense, assume and agree to perform, fulfill and comply with all covenants and obligations which are to be performed and complied with by Sellers under the Resident Agreements in effect at such Facility which first arise or accrue on and after the Closing Date.

2.6 Assumed Liabilities. Except as expressly set forth herein, Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of any Seller whatsoever, and, to this end, each Seller shall retain responsibility for all liabilities and obligations accrued or incurred from its operations prior to Closing and all liabilities and obligations arising from its operations prior to Closing, whether or not accrued and whether or not disclosed (the “Retained Liabilities”). The terms of this Section 2.6 shall survive Closing.

2.7 Allocation of Purchase Price.

(a) The Purchase Price is allocated among the Properties (the portion of the Purchase Price allocated to each Property is referred to herein as the “Allocated Purchase Price”) as provided in Exhibit “A-2” attached hereto. Each party agrees to file federal, state and local tax returns consistent with the allocations set forth on Exhibit “A-2”.

(b) Within five (5) days before the end of the Due Diligence Period, the parties shall use their commercially reasonable efforts to agree on an allocation of the Allocated Purchase Price for each Property among each Property’s Real Property and the various items of Personal Property and Intangible Property. Each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Sellers and Purchaser do not agree on how a Property’s Allocated Purchase Price shall be allocated among each Property’s Real Property and the various items of Personal Property and Intangible Property, each party shall file federal, state and local tax returns based on each party’s own determination of the proper allocations, each bearing its own consequences of any discrepancies.

2.8 Discharge of Liens. Each Seller shall cause all bond financing, mortgages, deeds of trust, and monetary liens (including liens for delinquent taxes and mechanics’ and judgment liens properly charged to any of Sellers) affecting its respective Property and all indebtedness secured thereby (the “Existing Liens”) to be fully satisfied, released, and discharged of record on the Closing Date with the use of the Closing Payment, so that Purchaser shall take title to each Property free of the same. All costs related to the discharge of the Existing Liens at a Property shall be borne by the applicable Seller. Each Seller acknowledges that such satisfaction, release, and discharge may involve prepayment penalties or premiums and other costs or expenses, all of which shall be paid by such Seller at its sole cost and expense in connection with the Closing (and the Closing Payment shall be used for such purpose).

2.9 Negotiation and Execution of Management Documents. On or before the Effective Date, and continuing throughout the Due Diligence Period, Manager and Purchaser shall negotiate in good faith to enter into definitive, binding documents with respect to the management of the Properties following Closing (the “Management Documents”). The terms of the Management Documents shall be substantially in accordance with the terms set forth in that certain letter of intent dated June 4, 2013 between Manager and Purchaser, with other such terms as the parties thereto may negotiate. If Manager and Purchaser have not fully executed the Management Documents by the date of expiration of the Due Diligence Period, then either Sellers or Purchaser shall have the right to terminate this Agreement by giving written notice to the other by not later than three (3) business days after the expiration of the Due Diligence Period. Upon any such termination, Purchaser shall receive a return of the Deposit (to the extent previously deposited) and the parties shall equally share the cancellation charges, if any, of Escrow Agent.

2.10 Negotiation and Execution of Property Documents for Proximate Property. On or before the Effective Date, and continuing throughout the Due Diligence Period, Raider Ranch Land Seller, Manager, South Bay Partners, Ltd. and Purchaser shall negotiate in good faith to enter into definitive, binding documents with respect to (i) the sale to Purchaser of certain real property currently owned by Raider Ranch Land Seller and located in close proximity to the Properties, and (ii) the entering into of a development agreement and related ancillary documentation with South Bay Partners, Ltd. and/or or their Affiliates with respect to the development of such real property, and (iii) the entering into of management arrangements regarding the management of the project(s) to be constructed on such real property (collectively, the “Proximate Property Documents”). The terms of the Proximate Property Documents shall be substantially in accordance with the terms set forth in that certain letter of intent dated June 4, 2013 among Raider Ranch Land Seller, South Bay Partners, Ltd, Manager and Purchaser with such other terms as the parties thereto may negotiate. If the parties thereto have not entered into the Proximate Property Documents by the date of expiration of the Due Diligence Period, then either Sellers or Purchaser shall have the right to terminate this Agreement by giving written notice to the other, by not later than three (3) business days after the expiration of the Due Diligence Period. Upon any such termination, Purchaser shall receive a return of the Deposit (to the extent previously deposited) and the parties shall equally share the cancellation charges, if any, of Escrow Agent.

2.11 General Contractor. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that the general contractor for the development of the Properties, RES ICD, LP, dba Integrated Construction and Development, LP (the “General Contractor”) is an affiliate of Sellers, the Contracts with the General Contractor have been fully performed by the General Contractor, and that in any case no Contracts with or related rights against the General Contractor are being assigned hereunder. Purchaser acknowledges and agrees that it does not have contractual privity with the General Contractor, and in any event Purchaser shall have no right to make warranty (whether arising under contract, statute, common law or otherwise) or other contract claims against General Contractor. For the avoidance of doubt, any warranties assigned under the Assignment and Assumption of Intangible Property or any other Closing Document are assigned only to the extent given by third parties other than the General Contractor. Purchaser may therefore only make any warranty claims against any such third parties (to the extent any warranties remain in effect from such third parties), and the General Contractor shall bear no liability arising from or related to any such warranty claim. Notwithstanding the foregoing, Purchaser is not waiving any claims arising as a result of General Contractor’s gross negligence or willful misconduct which Purchaser may have against General Contractor by statute or under common law.

III.

ESCROW

3.1 Escrow. Purchaser and Sellers have established or will establish an escrow (“Escrow”) with Escrow Agent by depositing with Escrow Agent the Deposit and having three (3) copies of the Escrow Agreement in the form attached hereto as Exhibit “B” duly executed (in counterparts or otherwise) by Sellers, Purchaser and Escrow Agent (the “Escrow Agreement”). The Deposit shall be held by Escrow Agent in accordance with the terms of the Escrow Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall control.

3.2 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Agent into an interest bearing account, subject to the control of Escrow Agent in a bank or savings and loan association, or such other institution approved by Purchaser, or such other investment as may be approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and the Escrow Agreement, and for the Escrow to close within the time specified in Section 7.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Agent in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Agent Purchaser’s Tax Identification Number.

IV.

TITLE AND SURVEY

4.1 Title Examination; Commitment for Title Insurance. Prior to or on the Effective Date, each Seller has obtained from Escrow Agent and delivered to Purchaser, at Seller’s sole cost and expense, a current commitment for the Texas equivalent of an A.L.T.A. Owner’s Policy of Title Insurance 2006 Form (the “Title Commitment”) covering such Real Property and a copy of each document referenced in the Title Commitment as an exception to title.

4.2 Survey. Prior to or on the Effective Date, each Seller has delivered to Purchaser, at Seller’s sole cost and expense, the existing survey for its Real Property (the “Survey”). In the event that Purchaser elects to have a new or updated Survey of any Real Property performed, it shall deliver a copy thereof to Sellers within five (5) days of receipt of any such Survey.

4.3 Title Objections; Cure of Title Objections. Purchaser shall have until fifteen (15) days prior to the expiration of the Due Diligence Period (the “Title Objection Date”) to provide Notice to Sellers, in writing, of such objections as Purchaser may have to any item contained in any Title Commitment and any matter shown on any Survey (or any update thereto received prior to the Title Objection Date). Any item contained in any Title Commitment or any matter shown on any Survey to which Purchaser does not object prior to the Title Objection Date shall be deemed a Permitted Exception. In the event Purchaser provides Notice to Sellers of objections to any items contained in any Title Commitment or any matters shown on any Survey prior to the Title Objection Date, Sellers shall have the right, but not the obligation (except as otherwise provided below), to cure such objections. Within five (5) days after receipt of Purchaser’s notice of objections, Sellers shall notify Purchaser in writing as to whether Sellers elect to attempt to cure such objections. Any failure by Sellers to respond within five (5) days after receipt of Purchaser’s notice of objections shall be deemed a refusal by Sellers to cure any objections to which a response was not delivered. If Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 2.3, all items contained in the Title Commitments or matters shown on the Surveys, other than the Required Deletion Items and those items or matters with respect to which Purchaser has objected and Sellers have affirmatively elected to cure, shall be deemed Permitted Exceptions. The Permitted Exceptions shall, inter alia, include (and Purchaser shall not be permitted to object to) any exceptions relating to interests and rights of parties in possession under any Leases or Resident Agreements, liens for all real estate taxes and assessments, water rates, water meter charges, sewer rates, sewer charges and similar matters imposed by any governmental authority and not yet due and payable as of the Closing Date, including special assessments and special improvement district or local improvement district bonds, any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any governmental authority, as now or hereafter existing or enforced (including those related to zoning and land use), and any exceptions caused by Purchaser, its agents, representatives or employees. If Sellers elect to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 2.3 hereof, Sellers shall have until the Closing Date to attempt to remove, satisfy or cure the same and for this purpose Sellers shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the Closing Date. If Sellers are unable to effect a cure prior to the Closing Date (or any date to which the Closing has been adjourned) then Purchaser shall have the option, in its sole discretion, to (a) accept a conveyance of the Real Property subject to the Permitted Exceptions and any matter objected to by Purchaser that Sellers are unable to cure, and without reduction of the Purchase Price or (b) terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser. Following any termination of this Agreement in accordance with subsection (b) of the previous sentence, neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Except as provided in the next sentence, Sellers shall have no obligation to bring any action or proceeding or otherwise to incur any expense to correct, discharge or otherwise remove title exceptions or defects with respect to any Property or to remove, remedy or comply with any other grounds for Purchaser’s refusing to approve title. Each Seller shall, however, be obligated to remove or discharge, or otherwise cause the Escrow Agent to omit as an exception to title or to insure against collection thereof from or against its respective Property, (y) any Existing Liens and (z) any liens and encumbrances created by through or under such Seller after the Effective Date, that are not Permitted Exceptions (collectively, the “Required Deletion Items”). If, on the Closing Date, there are any Required Deletion Items, the applicable Seller may use any portion of its pro rata share of the Closing Payment to satisfy same, provided the Escrow Agent shall omit such lien or encumbrance as an exception to title. If the applicable

Seller shall fail to authorize the Escrow Agent to use its pro rata share of the Closing Payment to satisfy a Required Deletion Item, and such Required Deletion Item therefore is not omitted as an exception to title, such failure shall be deemed to be a default by Sellers, and Purchaser shall have the remedies set forth in Section 11.2.

4.4 Conveyance of Title. At the Closing, Sellers shall deliver to Purchaser, in escrow through Escrow Agent, the Deeds, each subject to no exceptions other than the Permitted Exceptions.

The acceptance by Purchaser of the Deeds shall be deemed to be a full performance and discharge of every obligation on the part of Sellers to be performed under this Agreement with respect to the Property, other than those that are specifically stated herein or in any Closing Document to survive the Closing.

V.

INSPECTIONS

5.1 Purchaser’s Independent Inspection.

(a) Sellers shall provide Purchaser the full opportunity during the Due Diligence Period to inspect and investigate each and every aspect of each Property, either independently or through agents, representatives or experts of Purchaser’s choosing, as Purchaser considers necessary or appropriate. Such independent investigation by Purchaser may include (but is not limited to):

(i) all matters relating to title to each Property;

(ii) all matters relating to Legal Requirements with respect to each Property, such as taxes, assessments, zoning, use permit requirements and building codes;

(iii) all zoning, land use, building, environmental and other statutes, rules, or regulations applicable to each Real Property;

(iv) the physical condition of each Real Property, including the interior, the exterior, the square footage of the Improvements, the structure, the roof, the paving, the utilities, and all other physical, structural and functional aspects of such Real Property;

(v) reports, studies, assessments, investigations and other materials related to the presence of Hazardous Materials at, on or under each Real Property and the compliance of such Real Property with all Environmental Requirements, including environmental assessment reports;

(vi) any easements and/or access rights affecting such Real Property;

(vii) the form of Resident Agreement with respect to each Real Property;

(viii) the Material Contracts and Leases affecting each Property;

(ix) all matters that would be revealed by a Survey, a physical inspection or an environmental site assessment of each Real Property; and

(x) all matters relating to the income and operating or capital expenses of each Property and all other financial matters.

(b) Except as expressly provided herein or in any Closing Documents, Sellers make no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Sellers’ possession). Except for Purchaser’s reliance on any representation and warranties expressly provided herein, it is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Properties, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of each Property and not on any materials supplied by Sellers. Except for Purchaser’s reliance on any representation and warranties expressly provided herein or in any Closing Documents with respect to any such materials, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

(c) Purchaser acknowledges and agrees that (i) on or prior to the expiration of the Due Diligence Period it will have completed its independent inspection and investigation of the Property and the Due Diligence Materials and (ii) it shall have no right after the expiration of the Due Diligence Period to terminate this Agreement based on any further investigations of the Property or the Due Diligence Materials. The failure of Purchaser to send a Termination Notice prior to the expiration of the Due Diligence Period shall conclusively constitute Purchaser’s approval of each and every aspect of the Property, subject to the terms and conditions of this Agreement.

5.2 Access.

(a) Sellers shall cooperate and provide Purchaser with reasonable access to each Real Property upon commercially reasonable Notice to Sellers for the purpose of Purchaser’s inspection (provided, however, that Purchaser shall not perform any invasive testing of any Real Property without Sellers’ prior written consent in each instance, which may be granted or withheld in Sellers’ sole and absolute discretion). Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and/or the operation of the Facilities with any on-site employees of the Facilities without Sellers’ prior written consent; provided, however, that Purchaser may meet with any Facility’s Executive Director upon commercially reasonable Notice to Sellers but, if required by Sellers, only in the presence of Sellers’ representative. Each Seller shall have the right to have a representative of such Seller present during all inspections or examinations of the applicable Real Property by Purchaser. Prior to any entry by Purchaser or any of Purchaser’s designees onto any Property, Purchaser shall: (i) if Purchaser does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Sellers, covering all Purchaser’s activities, with a single limit of liability (per occurrence and aggregate) of not less than Two Million and NO/100 Dollars ($2,000,000.00); and (ii) deliver to Sellers a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Sellers have been named as an additional insured thereunder with respect to any Purchaser’s activities. Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all of Purchaser’s activities on the Property, or (y) the Closing Date.

(b) Purchaser, at all times, will conduct all inspections and reviews in compliance with all Legal Requirements, and in a manner so as to not cause damage, loss, cost or expense to Sellers, any Property or the residents of any Property, and without unreasonably interfering with or disturbing any employee or resident at the Facilities. Prior to Closing, the results of or any other information acquired pursuant to Purchaser’s inspections shall be subject to the terms and conditions of Section 14.16 below. Purchaser will promptly restore any damage to any Property caused by Purchaser’s inspection to substantially the same condition immediately preceding such inspections and examinations and will keep the Properties free and clear of any mechanic’s liens or materialmen’s liens caused by Purchaser or its representatives in connection with such inspections and examinations.

(c) The cost of the inspections and tests undertaken pursuant to this Section 5.2 shall be borne solely by Purchaser.

5.3 Confidential Nature of Due Diligence Materials. Purchaser covenants and agrees that, until the Closing Date, all information and materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives (including without limitation, the Due Diligence Materials), are confidential and proprietary information, and that Purchaser shall hold the same in accordance with the terms and conditions of Section 14.16 below. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall promptly return to Sellers or notify Seller in writing that Purchaser has destroyed all such information and documentation and all copies thereof other than any copies required to be retained to comply with Purchaser’s internal records retention policy, which copies shall continue to be subject to the terms of Section 14.16.

5.4 Continuing Nature of Purchaser’s Obligations. The obligations of Purchaser under this Article V (including its indemnification obligations under Section 8.1(a)) shall survive Closing or the termination of this Agreement.

VI.

PROPERTY

6.1 Condition of Property. THE FOLLOWING PROVISIONS IN THIS SECTION 6.1 ARE SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, AND OTHER PROVISIONS OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.2) AND THE CLOSING DOCUMENTS:

(a) BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLERS THAT PURCHASER IS CAPABLE OF PERFORMING) AN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE PROPERTIES. PURCHASER WILL CONDUCT ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER DETERMINES TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY AND SENIOR LIVING FACILITIES AND THEIR OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTIES IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION AND SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED HEREIN OR IN ANY CLOSING DOCUMENTS.

(c) EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLERS MAKE NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF ANY PROPERTY AND THAT SELLERS CONVEY THE PROPERTIES TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTIES FOR ANY PURPOSE.

(d) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTIES SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY ANY APPLICABLE HEALTH AND SAFETY CODE, OR BY ANY

OTHER PROVISION OF APPLICABLE LAW, RULE OR REGULATION, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, MOLD, SEISMIC HAZARDS, LEAD PAINT, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT WILL CONDUCT ITS OWN INSPECTIONS AND REVIEWS WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLERS FROM LIABILITY IN CONNECTION WITH ANY SUCH MATTERS THAT ARE NOT THE SUBJECT OF ANY OF SELLERS’ COVENANTS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR ANY CLOSING DOCUMENTS.

(e) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLERS HAVE PROVIDED TO PURCHASER THE DUE DILIGENCE MATERIALS AND THE BOOKS AND RECORDS, SELLERS HAVE NOT VERIFIED THE ACCURACY THEREOF AND MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN OR ANY CLOSING DOCUMENTS, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH MATERIALS.

(f) FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE NOT AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRESENCE OR INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN ANY REAL PROPERTY. IN THAT REGARD, PURCHASER WILL CONDUCT ITS OWN INVESTIGATIONS TO DETERMINE IF ANY REAL PROPERTY CONTAINS ANY HAZARDOUS MATERIALS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

(g) THE PROVISIONS HEREOF SHALL EXTEND TO THE BENEFIT OF THE GENERAL CONTRACTOR AS WELL AS SELLERS EXCEPT THAT, WITH RESPECT TO THE GENERAL CONTRACTOR, THE PROVISIONS OF THIS SECTION 6.1 SHALL BE SUBJECT TO THE LAST SENTENCE OF SECTION 2.11.

BY INITIALING THIS CLAUSE BELOW, PURCHASER ACKNOWLEDGES THAT THIS ARTICLE HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

            /s/ TBB

PURCHASER’S INITIALS

6.2 Survival of Article VI. THE PROVISIONS OF THIS ARTICLE VI SHALL SURVIVE CLOSING.

VII.

CLOSING

7.1 Closing Date. The “Closing Date” for purposes of this Agreement shall be the date which is fifteen (15) days after the expiration of the Due Diligence Period, or such earlier date as may be agreed upon, in writing, by Sellers and Purchaser; provided, however, that Seller shall have the right, at its option, to extend the Closing Date as set forth in Section 4.3 and Section 9.4 herein and either Sellers or Purchaser shall have the right, at their option, to extend the Closing Date as set forth in Section 8.4 (provided in no event shall the aggregate of all extensions of the Closing Date result in the Closing Date occurring more than sixty (60) days after the end of the Due Diligence Period).

7.2 Action Prior to the Closing Date by Seller. Sellers agree that, provided Purchaser has complied with its obligations under Section 7.3 hereof, on or before 1:00 p.m. (Eastern Time) on the Closing Date, Sellers will deposit with Escrow Agent such items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Agent to comply with this Agreement, including, without limitation, the following:

(a) For the Properties, collectively, a single special warranty deed substantially in the form and content attached hereto as Exhibit “C prepared and executed by Sellers and acknowledged before a Notary Public in the manner provided under the laws of the State of Texas, reflecting the sale and transfer to Purchaser of the Real Property and the Improvements owned by both Sellers (the “Deed”), subject only to those Permitted Exceptions applicable to the Properties.

(b) For each Property, two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “D”, prepared and executed by the applicable Seller assigning, conveying and transferring to Purchaser the Personal Property owned by such Seller (“Bill of Sale”);

(c) For each Property, two (2) duplicate originals of an Assignment and Assumption of Intangible Property, in the form and content attached hereto as Exhibit “E”, prepared and executed by the applicable Seller assigning and conveying to Purchaser, at no cost or expense to such Seller and without representation or warranty (other than as expressly set forth herein), all of such Seller’s right, title and interest in the Intangible Property owned by such Seller (“Assignment and Assumption of of Intangible Property”);

(d) For each Property, two (2) duplicate originals of an Assignment and Assumption of Leases and Contracts, in the form and content attached hereto as Exhibit “F”, prepared and executed by the applicable Seller assigning and conveying to Purchaser, at no cost or expense to such Seller and without representation or warranty (other than as expressly set forth herein), all of such Seller’s right, title and interest under the Leases and Assumed Contracts relating to the Property owned by such Seller (“Assignment and Assumption of Leases and Contracts”);

(e) For each Property, two (2) duplicate originals of an Assignment and Assumption of Resident Agreements, in the form and content attached hereto as Exhibit “G”, prepared and executed by the applicable Seller assigning and conveying to Purchaser, at no cost or expense to such Seller and without representation or warranty (other than as expressly set forth herein), all of such right, title and interest under the Resident Agreements (including any pre-paid rents attributable to the time period on and after the Closing Date and/or refundable security deposits thereunder) relating to the Facility owned by such Seller (“Assignment and Assumption of Resident Agreements”);

(f) For each Seller, a non-foreign affidavit, in the form and content attached hereto as Exhibit “H”, prepared and executed by such Seller (“Non-Foreign Affidavit”), any state tax withholding affidavits as applicable, and an IRS Form 1099;

(g) For each Seller, a Bringdown Certificate executed by a duly authorized officer of such Seller certifying to Purchaser that, as of the Closing Date, the representations and warranties made by such Seller set forth in Section 9.2 of the Agreement remain true and correct in all material respects.

(h) All transfer tax and other tax returns, if any, which any Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, if and to the extent the same are available as of the Closing Date;

(i) All of the plans (including “as built” plans), drawings, blueprints and specifications relating to the Properties where available, which are in any Sellers’ possession or control;

(j) All written warranties of manufacturers, suppliers and contractors, if any, in possession or control of each Seller and in effect on the Closing Date;

(k) All keys to the Properties which are in the possession or control of any Seller (which will be available at each respective Facility);

(l) A closing statement prepared by Escrow Agent and reasonably approved by Sellers and Purchaser setting forth, among other things, all payments to and from Escrow in connection with the purchase and sale of the Properties (the “Closing Statement”);

(m) For each Property, one (1) original of the owner’s affidavit (including a gap indemnity), in the form attached hereto as Exhibit “I”, prepared and executed by the applicable Seller.

(n) All other documents consistent with the express provisions of this Agreement and reasonably required by Escrow Agent (including without limitation, evidence reasonably satisfactory to Escrow Agent that all necessary authorizations of the transaction contemplated hereby have been obtained by each Seller), each in form and substance reasonably acceptable to Sellers;

(o) For each Property, a form Notice to Residents, in the form and content attached hereto as Exhibit “J,” prepared and executed by the applicable Seller (collectively, the “Notices to Residents”);

(p) Any documents or certificates necessary to transfer title to, or leasehold interests in, any motor vehicles being conveyed in connection herewith, each of which will be located at a Property;

(q) To the extent not previously delivered to Purchaser and within the possession or control of Sellers or their Affiliates, originals (or copies, if originals are not available) of all items within the Due Diligence Materials (including, to the extent available, originals of all Resident Agreements, Assumed Contracts, and Permits and copies of all resident correspondence and billing files and records), which need not be deposited with Escrow Agent but instead may be left at the applicable Facility;

(r) Any releases necessary to extinguish the Existing Liens, as required hereby;

(s) For each Property, a termination of property management agreement executed by the applicable Seller and Manager;

(t) Evidence that Seller has sent termination notices with respect to any Rejected Contracts relating to the Facility owned by such Seller, as applicable; and

(u) Such other instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Sellers pursuant to this Agreement.

7.3 Action Prior to the Closing Date by Purchaser. Purchaser agrees that on or before 1:00 p.m. (Eastern Time) on the Closing Date, Purchaser will deposit with Escrow Agent the Closing Payment and all documents (executed and acknowledged, if appropriate) necessary to comply with the terms of this Agreement, including without limitation:

(a) To the extent that applicable law requires that the Deed, transfer tax or other tax forms, or recording forms be executed by the grantee, such instruments shall be executed by Purchaser and acknowledged in the presence of a Notary Public in accordance with the laws of the State of Texas;

(b) If applicable, pursuant to Section 14.4 below, for each Property, two (2) fully executed duplicate originals of the Assignment of Purchase Contract to Applicable Property executed by Purchaser and its assignee in the form and content attached hereto as Exhibit “K”;

(c) For each Property, two (2) duplicate originals of the Assignment and Assumption of Intangible Property, executed by Purchaser;

(d) For each Property, two (2) duplicate originals of the Assignment and Assumption of Leases and Contracts executed by Purchaser;

(e) For each Property, two (2) duplicate originals of the Assignment and Assumption of Resident Agreements executed by Purchaser;

(f) A Bringdown Certificate executed by a duly authorized officer of Purchaser certifying to each Seller that, as of the Closing Date, the representations and warranties made by Purchaser set forth in Section 9.1 of the Agreement remain true and correct in all material respects.

(g) An executed Closing Statement; and

(h) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.

7.4 Recording of Deeds. Subject to Section 10.3 below, Escrow Agent will cause the Deed to be dated as of the Closing Date and thereafter promptly recorded in the Official Records, and all other conveyance documents deposited with Escrow Agent to be dated as of the Closing Date, when (but in no event after the Closing Date) Escrow Agent (i) is prepared to issue the title insurance policy to be issued to Purchaser as contemplated in this Agreement, and (ii) holds for the account of Sellers and Purchaser all items and funds (if any) to be delivered to Sellers and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Sellers or Purchaser pursuant to the provisions of this Agreement.

7.5 Prorations.

(a) With respect to each Property, all non-delinquent real estate and personal property general and special taxes and assessments for the Property and the Land for the current assessment year of the applicable taxing authority in which the Closing Date occurs shall be prorated as of the Closing Date. If the exact amount of taxes is not known at Closing, the proration will be based on an amount equal to one hundred five percent (105%) of the prior assessment year’s taxes and shall be adjusted directly between the applicable Seller and Purchaser once actual figures become available after Closing. Notwithstanding anything to the contrary in this Agreement, (i) each Seller shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the its respective Property for any period prior to the Closing Date, and (ii) each Seller is responsible for all taxes due and payable prior to the Closing Date in connection with its respective Property.

Purchaser shall assume all obligations accruing from and after the Closing Date with respect to any agreements relating to the appealing of real estate taxes or real estate tax assessments, including the obligation to pay portions of amounts of real estate tax savings and costs and expenses related thereto. With respect to each Property, Seller shall be responsible for all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property and the Intangible Property.

(b) With respect to each Property, the applicable Seller shall request each utility company providing utility service to the applicable Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Closing Date occurs. Each Seller shall receive a credit at Closing for any Utility Deposits with respect to its respective Facility that are transferred or made available to Purchaser. Purchaser shall arrange for placing all utility services and bills in its own name as of the Closing Date.

(c) With respect to each Property, all revenues from Facility operations accruing or relating to the period up to and including 11:59 p.m. in the jurisdiction in which the Properties are located on the day immediately preceding the Closing Date (“Cut-Off Time”) shall belong to the applicable Seller. All revenues from Facility operations accruing or relating to the period after the Cut-Off Time shall belong to Purchaser. Without limiting the foregoing, it is the agreement and intent of the parties that all revenues shall be prorated as of the Closing Date.

(d) With respect to each Property, all obligations and liabilities and accounts payable for the Facility and the Real Property owing as of the Closing Date for merchandise, equipment, supplies and other materials and services paid, incurred or ordered shall be prorated between the applicable Seller and Purchaser as of the Closing Date based on whether the merchandise, equipment, supplies and other materials remain in inventory as of the Closing Date and when the services were, or are, be rendered, i.e., prior to, or on or after the Closing Date.

(e) Except as covered by the terms of Section 7.5(a) above, with respect to each Property, all water and sewer charges, taxes (other than ad valorem property taxes), and any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Each Seller will be credited for that portion of taxes and fees paid by such Seller allocable to the period after the Closing Date.

(f) With respect to each Property, all payments and receipts, as applicable, under the Assumed Contracts shall be prorated between Purchaser and the applicable Seller as of the Closing Date. The applicable Seller shall receive a credit for all prepayments and deposits thereunder which are transferred to Purchaser. In consideration for Purchaser’s agreement to honor (i) any written policy currently in place at a Facility with respect to waitlist deposits or (ii) the terms of those Assumed Contracts entered into by and between a Seller and a prospective resident (i.e., to admit the prospective resident as a resident of the applicable Facility on the same terms and conditions as such prospective resident would have been admitted to the applicable Facility had Seller still owned the Facility), Purchaser shall receive a credit for all waitlist deposits made by prospective residents.

(g) With respect to each Property, all other income derived by the applicable Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to such Seller. All other income derived by such Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.

(h) Subject to Section 7.5(i) below, with respect to each Property, the Accounts Receivable shall be and remain the property of the applicable Seller subsequent to the Closing of the transaction contemplated hereby. At the Closing, each Seller shall prepare a list of its outstanding Accounts Receivable as of the Cut-Off Time, specifying the name of each account and the amount due to it. Purchaser shall hold in trust for each Seller any funds which are received by Purchaser as payment of such Seller’s Accounts Receivable, i.e., if Purchaser actually collects any such amounts, Purchaser shall pay the monies collected in respect thereof (net of actual collection costs) to such Seller promptly following the end of the calendar month in which such amounts are collected, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of any Seller. It is the intention of Purchaser and Sellers that although the Accounts Receivable shall be and remain the property of Sellers, still, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to the applicable Seller in the manner above provided. Nothing herein contained shall be deemed to preclude Sellers from enforcing collection of the Accounts Receivable which are owed to Sellers; provided, in no event shall Seller be entitled to commence termination or eviction proceedings with respect to any Lease or Resident Agreement. The provisions of this Section shall survive Closing.

(i) With respect to each Property, all rentals and other resident charges, including any community fees and reimbursements, in respect to the month in which the Closing Date occurs (the “Current Month”) shall be prorated as of the Cut-Off Time, whether or not actually received prior to the Closing Date. All rentals and other charges received by Purchaser from a resident under a Resident Agreement or a tenant under Lease after the Closing Date that are not Sellers’ Accounts Receivable shall be applied first to collection costs and then to the most recently accrued obligation of such resident or tenant, as applicable. After application as set forth above, Purchaser shall promptly remit to the applicable Seller that portion of rentals and other resident charges received after the Closing Date attributable to periods prior to the Cut-Off Time. Notwithstanding any language to the contrary herein, (i) to the extent that any Seller receives any payment with respect to the Licensed Facility that was owned by such Seller after the Cut-Off Time from a third-party payor that relates to periods after the Cut-Off Time, Seller shall hold in trust for Purchaser such funds and pay such funds to Purchaser promptly following the end of the calendar month in which such funds are collected and (ii) to the extent that Purchaser receives any payment with respect to a Licensed Facility after the Cut-Off Time from a third-party payor that relates to periods before the Cut-Off Time, Purchaser shall hold in trust for the applicable Seller such funds and pay such funds to the applicable Seller at the end of the calendar month in which such funds are collected. Each Seller shall retain, with respect to its respective Property, the right to pursue directly collection of amounts due on account of the period prior to the Cut-Off Time, provided, in no event shall Seller be entitled to commence termination or eviction proceedings with respect to any Lease or Resident Agreement.

(j) Purchaser shall receive a credit for (a) prepaid rents and other resident charges, including any community fees, applicable to periods after the Cut-Off Time, and (b) any refundable security deposits (and if Legal Requirements or any agreements require a landlord to be accountable for interest on such refundable security deposits, any accrued interest owed thereon), which credit shall be applied against the Allocated Purchase Price for the Property at which there exist prepaid rents and other resident charges or refundable security deposits.

(k) Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Sellers and Purchaser. In the event any prorations or apportionments made under this Section 7.5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same in accordance with the remaining terms of this Section 7.5(k). To the extent the exact amount of any adjustment item provided for in this Section 7.5 cannot be precisely determined on the Closing Date, such prorations and apportionments shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding the foregoing, any adjustment or re-proration pursuant to the two immediately preceding sentences shall be made, if at all, within one hundred eighty (180) days after the Closing Date (except with respect to taxes and assessments, in which case such re-proration shall be made within sixty (60) days after the information necessary to perform such re-proration is available). All payments to be made as a result of the final results of the adjustments shall be paid to the party entitled to the same within thirty (30) days after the final determination thereof. Sellers and Purchaser agree that none of the insurance policies relating to any Property will be assigned to Purchaser (and each Seller shall pay any cancellation fees or minimum earned premiums resulting from the termination of the policies relating to its respective Property) and Purchaser shall be responsible for arranging for its own insurance as of the Closing Date.

7.6 Closing Costs. With respect to the title insurance policy insuring Purchaser’s title to the Properties, Seller shall bear the cost of the premium for the base property title insurance policy but Purchaser shall bear the cost of any and all endorsements to the title insurance policy requested by Purchaser or its lender. Purchaser shall bear the cost of any update to the Survey obtained by Purchaser and one-half of all escrow and closing fees relating to the sale of the Property imposed by Escrow Agent. Sellers shall pay any compensation due to Financial Advisor, and one-half (1/2) of all escrow and closing fees relating to the sale of such Property

(but, in each case, not in connection with any financing by Purchaser, which shall be paid solely by Purchaser). Each party shall pay its own attorneys’ fees pertaining to the sale of the Properties. Purchaser shall be responsible for the payment of any mortgage taxes or recording fees for the mortgage securing Purchaser’s loan. All other costs pertaining to the sale of each Property shall be allocated as is customary for real estate transactions where the applicable Property is located; provided that any such closing costs that are to be paid by Sellers shall be allocated among Sellers so that each Seller shall be responsible solely for that portion of such closing costs associated with the sale of Seller’s Property.

7.7 Possession. Purchaser shall be entitled to sole possession of each Property on the Closing Date, subject to the possessory rights of any resident of the Facility and the terms of the Leases and Assumed Contracts.

7.8 Post-Closing Audit. Sellers acknowledge and agree to assist the Purchaser in conducting, no later than seventy-four (74) days following the Closing Date, an audit of property-level financials for each Property as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Sellers agree to obtain and provide to the auditors, at no cost to Sellers, any and all data and financial information, except for information constituting Excluded Assets, in the possession of Sellers that are necessary or required by the auditors in connection with their preparation and conducting of the foregoing audit. The rights and obligations of Purchaser and Sellers under this Section 7.8 shall survive Closing.

VIII.

ADDITIONAL COVENANTS AND INDEMNITIES

8.1 Purchaser’s Covenants.

(a) Purchaser covenants and agrees to defend, indemnify, protect, defend, and hold harmless Sellers, and their respective affiliates, owners, members, partners, employees, lenders, agents and representatives, from and against any and all Claims (i) arising from the acts and omissions of Purchaser and its agents, employees and contractors occurring in connection with or as a result of, any inspections, tests or examinations of or to the Properties prior to the Closing Date, and (b) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement. This indemnity shall survive Closing for the Survival Period.

(b) Prior to Closing, Purchaser shall use its commercially reasonable efforts to apply for and diligently pursue all required licenses and approvals necessary to permit Purchaser to operate the Licensed Facility as an assisted living and Alzheimer’s care facility (“Purchaser Permits”). In furtherance of the preceding sentence, Purchaser shall use commercially reasonable efforts to file all applications and other documents required by the applicable governmental or administrative agency or authority for all such required Purchaser Permits as soon as reasonably practical and, in all events, on or prior to the date which is thirty (30) days after the Effective Date.

8.2 Seller Covenants. Each Seller (but solely for itself and its own Property, and not for any other Seller or any other Property) covenants to Purchaser as follows:

(a) Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall carry on the business and operations of its Facility in substantially the same manner as heretofore carried on by it including incurring operating expenses consistent with past practices. Seller shall, during the term of this Agreement, use commercially reasonable efforts to comply in all material respects with all Legal Requirements affecting its respective Property and all terms, covenants and conditions of any Assumed Contracts, Leases, Resident Agreements or Business Agreements affecting its respective Property. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring its Property and the operation of its Facility. Seller shall maintain its Inventory consistent with its past practices and shall replenish the same consistent with its past practices. Seller may extend, amend, modify or terminate any of the Contracts relating to its Property as it deems appropriate to operate, service and maintain its Property consistent with normal business practices, and may enter into new Contracts; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement beyond the expiration of any applicable notice or cure period, then Seller shall not without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any new Contract or amend or modify any existing Contract that would be binding on Purchaser or the Real Property following the Closing other than those involving payments of less than Five Thousand and NO/100 Dollars ($5,000.00) per annum or which are terminable with not more than sixty (60) days’ notice without penalty except to the extent such amendment or modification is required under the Legal Requirements, or (ii) any additional Business Agreements or Resident Agreements or amend or modify any existing Business Agreement or Resident Agreement affecting its Property that would be binding on Purchaser following Closing (other than new Resident Agreements, renewals or modifications of existing Resident Agreements and Leases entered into in the ordinary course of business at its Property, which, in the case of Resident Agreements, shall be on the standard form of resident lease for such Facility, and at rental rates, promotional allowances, concessions, length of term and on other terms and conditions consistent in all material respects with past practices), except to the extent such amendment or modification is required under the Legal Requirements. Other than in the ordinary course of business at its Property, no part of Seller’s Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent, which approval shall not be unreasonably withheld or delayed.

(b) RR AL shall cooperate with Purchaser and shall cause Manager to cooperate with Purchaser, in all commercially reasonable respects, including by executing and/or delivering necessary or desirable applications and other information and documents, to facilitate the issuance and/or transfer of the Purchaser Permits (as defined in Section 8.1(b) above). Without limiting the foregoing, Sellers shall cause Manager to provide such information and documents as may be required of Manager in connection with Purchaser’s application for the Purchaser Permits. If Purchaser requests Seller or Manager to advance (or otherwise consents to the advancement of) any governmental or other administrative agency fees in connection with such cooperation, Purchaser shall promptly reimburse Seller or Manager, as applicable, for any such fees so advanced on behalf of Purchaser.

(c) Seller shall promptly notify Purchaser to the extent Seller receives written notice from a third party or otherwise acquires knowledge of any event or occurrence that could be reasonably anticipated to have a material adverse effect on the operation, leasing, or condition of its respective Property, including fire or other casualty loss, or receipt of notice of condemnation or violation of any Legal Requirement or order, including without limitation, any Legal Requirement relating to health, safety, fire, environmental or zoning that could be reasonably anticipated to have a material adverse effect on the operation, leasing, or condition of its respective Property.

(d) Until such time as this Agreement terminates, Sellers shall not solicit or initiate any inquiries or proposals from, negotiate with, or consider the merits of any inquiries or proposals from, any person relating to any sale of the Properties.

8.3 Employee Matters. With respect to each Property:

(a) On the Closing Date, the applicable Seller shall pay the applicable employees or (at Purchaser’s election) credit Purchaser with all employee salaries, wages, and other compensation (including accrued vacation days but not including sick leave), including any applicable federal, state and local taxes, for any employees of its respective Facility that have accrued up to the Cut-Off Time and remain unpaid. Subject to the provisions of Sections 8.3(b), Seller (solely with respect to its respective Property and not for any other Seller or any other Property) shall indemnify, defend and hold harmless Purchaser against any and all labor or employment claims, liabilities or obligations (including, without limitation, reasonable attorneys’ fees and costs) that arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive Closing. Purchaser shall be responsible for any severance pay due to any employees who accept employment with Purchaser or Manager as of Closing and who Purchaser later elects to terminate on or after the Closing Date. Sellers shall cooperate with Manager to effectuate the transition of the employment of the employees of the Facilities to Manager upon Closing.

(b) On or before the day that is five (5) days after the end of the Due Diligence Period, each Seller shall provide Purchaser with a list of all employees at its respective Property and, to the extent permitted under the applicable Legal Requirements, access to other pertinent information as reasonably requested by Purchaser (including, to the extent permitted under the applicable Legal Requirements, access to review the employee file and information on the terms of employment of each employee). After the expiration of the Due Diligence Period, except with respect to any Facility’s Executive Director (access to whom is governed by the terms of Section 5.2), each Seller shall afford Purchaser with opportunities to meet with any employees of such Seller or Manager who are involved in the operation of each Facility and each Property. Such meetings shall be at such times as mutually agreed to by the applicable Seller and Purchaser and such Seller shall be entitled to have a representative present at any such meetings with the employees at its Property. As of the Closing Date, Purchaser shall instruct Manager to offer employment to a sufficient number of the then-current employees of each Facility (and to hire those employees who accept such offers) such that no notices shall be required or due to any person or entity under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other comparable state law. Nothing in this Section 8.3(b) shall, however, create any rights in favor of any person not a party to this Agreement, including employees of any Facility, or constitute an employment agreement or condition of employment for any employee of any Seller (or its property manager) or any affiliate of any Seller (or its property manager) who is hired by Purchaser. Purchaser shall indemnify, defend and hold harmless each Seller, and its respective Affiliates, owners and employees from and against (i) any and all claims, penalties, damages, liabilities, actions, costs and expenses (including reasonable attorneys’ fees) under the WARN Act or any comparable state law, to the extent that such claims, penalties, damages and expenses arise in connection with Purchaser’s failure to comply with the provisions of this Section 8.3(b) and (ii) any and all labor or employment claims, liabilities and obligations (including, without limitation, reasonable attorneys’ fees and costs) that arise or accrue from or after, or arise out of events occurring from or after the Closing Date, including, without limitation, all claims arising as a result of the termination by Purchaser of any Facility employee or personnel performing services at or for a Facility. The foregoing indemnity shall survive Closing.

(c) Seller (solely with respect to its respective Property and not for any other Seller or any other Property) shall and hereby agree to indemnify and save Purchaser, and its Affiliates and property managers, harmless from and against any liability for wages, salaries, bonuses, and accrued vacation days to be paid to employees on account of services rendered prior to Closing, except to the extent the same is credited to Purchaser pursuant to Section 8.3(a) above for any employees retained by Purchaser or Manager following Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) and Seller (solely with respect to its respective Property, and not for any other Seller or any other Property) shall remain liable for and hereby indemnify and save Purchaser, and its affiliates, harmless from and against all benefits due to employees under plans in which employees participate prior to Closing, and all payments due on the plans providing such benefits. Sellers agree to give all affected employees written notice of termination of participation of employees working at any Property in any applicable 401(K) or other pension or retirement plan affecting the employees. The obligations of Sellers and Purchaser set forth in this Section 8.3 shall survive Closing.

8.4 Extension to Obtain Licenses. In the event that Purchaser has not received either written or verbal confirmation from the Texas Department of Aging and Disability Services that the parties can consummate the transactions contemplated by this Agreement with respect to any Licensed Facility prior to the Closing Date, Purchaser and Sellers shall each have the right to extend the Closing Date for up to two (2) periods of thirty (30) days each by written notice to the other party.

IX.

REPRESENTATIONS AND WARRANTIES

9.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers that as of the date hereof and as of the Closing Date:

(a) Purchaser (i) is a limited partnership, duly formed, validly existing, and in good standing under the laws of the State of Delaware, (ii) is, or on the Closing Date will be, duly qualified to do business in each state where such qualification is necessary with respect to the Properties, and (iii) has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

(b) Subject only to the approval of its Board of Directors, which approval will be deemed to have been obtained prior to the end of the Due Diligence Period if Purchaser does not terminate this Agreement pursuant to Section 2.3, the performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish Sellers with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

(d) Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, and has no current plans to do or undertake, any of the foregoing.

9.2 Sellers’ Representations and Warranties. Subject to the provisions of Section 9.5, Section 11.3, Section 11.4, and Section 14.15, each Seller represents and warrants (but solely for itself and its own Property, and not for any other Seller or any other Property) to Purchaser that as of the date hereof and as of the Closing Date:

(a) Seller is a limited partnership, duly organized under the laws of the State of Delaware, validly existing, and in good standing under the laws of such state, qualified or registered to do business in the State of Texas, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

(b) The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or its respective Property (or any portion thereof) are subject.

(d) Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

(e) There are no demands, complaints, actions, suits or arbitrations pending or, to Seller’s actual knowledge, threatened nor, to Seller’s actual knowledge, are there any governmental investigations or other proceedings pending or threatened against or affecting such Seller and its respective Property (or any portion thereof) except demands, complaints, actions, suits, arbitrations, governmental investigations or other proceedings that (i) are fully covered by insurance policies (subject to customary deductibles) or (ii) are listed on Schedule “9.2(e)” attached hereto.

(f) Neither Seller nor any general partner of Seller has (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by such Seller’s or such general partner’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s or such general partner’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s or such general partner’s assets, or (v) admitted in writing its inability to pay its debts as they come due and has no current plans to do or undertake any of the foregoing.

(g) Attached hereto as Schedule “9.2(g)” is a true and complete, in all material respects, list of all Material Contracts as of the Effective Date, and, to Seller’s knowledge, is inclusive of all Contracts as of the Effective Date. Except as set forth on Schedule “9.2(g)” attached hereto, as of the Effective Date, Seller has not received written notice from any party to the Material Contracts related to Seller’s respective Facility of the occurrence of a material default by Seller in the performance of any of its material obligations under the Material Contracts related to Seller’s respective Facility that remains uncured as of the Effective Date. To Seller’s knowledge, except as set forth on Schedule “9.2(g),” Seller has performed in all material respects all of its obligations under each Material Contract to which it is a party and, to Seller’s knowledge, no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default by Seller under any such Material Contract. Further, to Seller’s knowledge, as of the Effective Date, except as set forth on Schedule “9.2(g),” all other parties to such Material Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.

(h) Except as set forth on Schedule “9.2(h)”, as of the Effective Date, Seller has not received any written notice from any governmental authority nor does Seller possess any actual knowledge that all or any portion of its respective Facility is or was at any time within the one-year period immediately prior to the Effective Date in material violation of any of the Legal Requirements, which material violation has not been cured.

(i) Seller is not and is not acting, directly or indirectly, for, or on behalf of, any person or Governmental Entity named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or named by the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person or Governmental Entity pursuant to any Legal Requirement that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person or Governmental Entity.

(j) Attached hereto as Schedule “9.2(j)” is a true and complete, in all material respects, list of all material Healthcare Permits. To the knowledge of Seller, all of the Permits necessary for the operation of Seller’s respective Facility as it is currently being operated are valid, in good standing and in full force and effect and, to Seller’s knowledge, none of Seller or Manager have received written notice of any default or violation of any Permit which if unremedied would have a material adverse effect on the operation, leasing, or condition of its Facility. To the knowledge of Seller, no governmental authority is considering suspending or revoking any Permit.

(k) Attached hereto as Schedule “9.2(k)” is a true and complete, in all material respects, list of all Leases as of the Effective Date. Each Lease in place at Seller’s respective Facility is in full force and effect as of the Effective Date in accordance with the terms thereof. To the knowledge of Seller, as of the Effective Date, neither Seller nor any Affiliate of Seller has given or received any notice claiming the existence of any default under any Lease in place at Seller’s respective Facility, which default remains uncured.

(l) Seller has delivered to Purchaser copies of all final environmental reports or studies prepared for Seller by third party consultants in Seller’s possession or control relating to its respective Real Property, which reports are listed on Schedule “9.2(l)” attached hereto. To Seller’s actual knowledge and except for any matters which are disclosed in the reports listed on Schedule “9.2(l)” , Seller is not aware that its respective Real Property is not in compliance with any Environmental Requirement. Seller has not received any written notice of any pending action or proceeding arising out of the environmental condition of its respective Real Property, Hazardous Materials located on its respective Real Property, or any alleged violation of Environmental Requirements, which either (i) has not been remediated or otherwise addressed in all material respects or (ii) would reasonably be expected to be material to the operation of the Facility.

(m) The Financial Statements for each Property are the operating statements used in each Seller’s ordinary course of business and, to each of Seller’s knowledge, are in accordance with the books and records of each Seller and, to each of Seller’s knowledge, do not contain any material inaccuracies.

(n) To Seller’s knowledge, Schedule “9.2(n)” sets forth a true and correct, in all material respects, “rent roll” for Seller’s respective Facility (the “Rent Roll”) as of the date identified on each such Rent Roll. True and correct, in all material respects, copies of the form(s) of Resident Agreements used by Seller in the ordinary course of business has/have been made available to Purchaser as part of the Due Diligence Materials.

(o) There are no surviving representations and warranties under the contract with the General Contractor to develop the Properties.

9.3 Seller’s Knowledge. Wherever the phrase “to Seller’s actual knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified or except as otherwise provided herein, such phrase shall mean the present actual knowledge of Craig W. Spaulding or Thilo D. Best, after inquiry of the Executive Director for each Facility but otherwise without any other duty of inquiry, any imputation of the knowledge of another, or independent investigation of the relevant matter by any individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at a Property or in Seller’s offices in Dallas, Texas.

9.4 Failure of Condition But No Seller Breach. Notwithstanding any provision of this Agreement to the contrary (including Section 11.1 below), should any of the representations and warranties of any Seller become false or inaccurate prior to the Closing Date or if any Seller discovers that any representations and warranties are false or inaccurate and informs Purchaser in writing prior to the Closing Date, then Purchaser’s sole recourse shall be to either (i) to terminate this Agreement and cancel the Escrow, in which case the Deposit shall be returned to Purchaser and neither Sellers nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all Claims against such Seller(s) with respect to such false or inaccurate representation and warranty. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event of any right by Purchaser to terminate this Agreement (including without limitation, pursuant to Sections 10.3 and 11.2 below), Sellers shall first have the right, at their sole option by written Notice to Purchaser within two (2) business days of the date of Sellers’

receipt of such Notice of termination by Purchaser, to elect to cure any failure of a covenant, condition or inaccurate representation or warranty, by the payment of money or otherwise (but, in all events, in a manner reasonably acceptable to Purchaser), in which case, (a) the Closing Date will be extended at Sellers’ option for a period of time not to exceed ten (10) days for Sellers to effectuate such cure, and (b) Purchaser and Sellers shall each act reasonably and in good faith to agree on the sufficiency of such cure. If Sellers are unable to cure any such failure, inaccuracy, misrepresentation, failed covenant or obligation or other condition, then Purchaser’s sole recourse shall be to either (i) to terminate this Agreement and cancel the Escrow, in which case the Deposit shall be returned to Purchaser and neither Sellers nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all Claims against such Seller(s) with respect to such false or inaccurate representation and warranty.

9.5 Survival Period. Subject to Section 11.5 below, the representations and warranties of each Seller and Purchaser set forth in this Agreement shall survive until the Survival Date (as hereinafter defined), at which time such representations and warranties shall terminate.

X.

CONDITIONS PRECEDENT TO CLOSING

10.1 Conditions to Sellers’ Obligations. The obligation of Sellers to close the transaction contemplated hereunder shall be subject to the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Agent), in whole or in part, by Sellers of each of the following conditions precedent:

(a) Except by reason of a default by Sellers, Escrow Agent is in a position to and will deliver to Sellers the instruments and funds accruing to Sellers pursuant to the provisions of this Agreement and the Escrow Agreement;

(b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Sellers; and

(c) Purchaser shall have obtained confirmation (as determined in accordance with customary practices in Texas) from the Texas Department of Aging and Disability Services that Purchaser may consummate the transactions contemplated by this Agreement.

The foregoing conditions contained in this Section 10.1 are intended solely for the benefit of Sellers. Sellers shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Agent.

10.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the transaction contemplated hereunder shall be subject to the satisfaction or Notice of its waiver (delivered to Sellers and Escrow Agent), in whole or in part, by Purchaser of each of the following conditions precedent, and Purchaser shall have no right to terminate this Agreement or delay the Closing for any other reason:

(a) Except by reason of a default by Purchaser, Escrow Agent is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;

(b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of any Seller set forth in this Agreement that has not been waived by Purchaser, and each Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as if made again on the Closing Date, but subject to Sellers’ right to cure any of the same pursuant to Section 9.4 above; and

(c) Purchaser shall have obtained confirmation (as determined in accordance with customary practices in Texas) from the Texas Department of Aging and Disability Services that Purchaser may consummate the transactions contemplated by this Agreement.

The foregoing conditions contained in this Section 10.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Sellers and Escrow Agent.

10.3 Failure of Conditions to Closing. Escrow Agent shall be responsible for confirming, on or before the Closing Date, that the conditions to Closing set forth in Sections 10.1 and 10.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Sellers hereby agree to deliver their Notices to Escrow Agent, on or before the Closing Date, of the satisfaction or waiver of all conditions to Closing hereunder, and, in the event that both Purchaser and Sellers specifically notify and instruct Escrow Agent, in writing, to proceed to Closing hereunder, all such conditions to Closing hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Sellers. Escrow Agent shall not proceed to Closing hereunder unless both Purchaser and Sellers specifically notify and instruct Escrow Agent to do so. Sellers and Purchaser shall use commercially reasonable efforts to satisfy the closing conditions set forth herein. Each party shall at any time and from time to time after the Closing execute, acknowledge where required, and deliver such further instruments and documents, and take such other action as may be reasonably requested by the other party in order to carry out the purposes of this Agreement. Except as otherwise expressly provided herein, in the event any of the conditions to closing set forth in this Agreement are not satisfied (other than as the result of a default by Purchaser or Sellers under the terms of this Agreement) or waived by the applicable party by the Closing Date, then either Sellers or Purchaser (as applicable) shall have the right at its option to declare this Agreement terminated and null and void, in which case the Deposit shall be immediately returned to Purchaser (and such right shall survive any termination of this Agreement) and each of the parties shall be relieved from further liability to the other, .

10.4 Purchase of all Facilities. Purchaser hereby acknowledges and agrees that this Agreement is for the purchase and sale of both of the Facilities and that Purchaser shall not under any circumstances purchase less than both of the Facilities.

XI.

REMEDIES FOR PRE-CLOSING AND POST-CLOSING DEFAULTS ; LIQUIDATED

DAMAGES

11.1 Default by Purchaser Prior to Closing. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLERS MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLERS WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLERS. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS. UPON SUCH DEFAULT BY PURCHASER THAT REMAINS UNCURED AFTER THE EXPIRATION OF ANY APPLICABLE CURE PERIOD, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLERS AND PURCHASER THAT SHALL SURVIVE AS PROVIDED HEREIN, AND FOR THE RIGHT OF SELLERS TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW AGENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 11.1, NOTHING HEREIN SHALL LIMIT SELLERS’ RECOVERY IN CONNECTION WITH ANY EXPRESS INDEMNITY BY PURCHASER PROVIDED IN THIS AGREEMENT.

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SELLERS’ INITIALS	PURCHASER’S INITIALS

11.2 Default by Sellers Prior to Closing. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLERS, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY

SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLERS FOR SPECIFIC PERFORMANCE, PROVIDED THAT SUCH ACTION IS INITIATED WITHIN NINETY (90) DAYS FOLLOWING THE CLOSING DATE SET FORTH HEREIN; OR (b) TERMINATE THIS AGREEMENT AND RECEIVE THE RETURN OF THE DEPOSIT PLUS DAMAGES FROM SELLER IN AN AMOUNT EQUAL TO PURCHASER’S THIRD-PARTY EXPENSES ACTUALLY INCURRED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING WITHOUT LIMITATION THE NEGOTIATION OF THIS AGREEMENT, WHICH DAMAGES (NOT INCLUDING THE RETURN OF THE DEPOSIT) SHALL NOT EXCEED TWO HUNDRED THOUSAND DOLLARS ($200,000.00). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLERS’ FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. UPON DEFAULT BY SELLERS, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, AND THE RIGHTS OF SELLERS AND PURCHASER THAT SHALL SURVIVE AS PROVIDED HEREIN.

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SELLERS’ INITIALS	PURCHASER’S INITIALS

11.3 Limitations of Purchaser’s Post-Closing Claims.

(a) Notwithstanding any provision to the contrary herein or in any document or instrument (including any deeds, bill of sale or assignments) executed by any Seller and delivered to Purchaser at or in connection with the Closing, (collectively, “Closing Documents”), no Seller shall have (and each Seller is exculpated and released from any) liability whatsoever with respect to any Claims under, and Purchaser shall be forever barred from making or bringing any Claims with respect to, any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document, except to the extent (and only to the extent) that the aggregate amount of all Claims for breach of any Seller’s representations and warranties, covenants and indemnities exceed One Hundred Thousand and NO/100 Dollars ($100,000.00) (the “Threshold Amount”) (but if any such Claims are valid and are finally determined (or settled) to be in excess of the Threshold Amount, then Seller’s liability shall extend to the “first dollar” of Purchaser’s Claims); provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the total liability of a Seller for any or all Claims with respect to its respective Property may not exceed the amount listed opposite such Seller’s name in Column 3 of Exhibit “L” (each such amount, the “Cap Amount”). The Cap Amount shall be placed in escrow with the Post-Closing Escrow Agent at Closing out of funds that would otherwise be payable to Sellers (the “Post-Closing Liability Escrow”), pursuant to the terms and conditions of Post-Closing Escrow Agreement, in form and content as attached hereto as Exhibit “M” (the “Post-Closing Escrow Agreement”). The amount of the Cap Amount for each Property shall be allocated based on the percentage contribution shown in Exhibit “L”. The Post-Closing Escrow Agreement shall further provide that on the date which is six (6) months after the Closing Date, the Post-Closing Escrow Agent shall refund to Sellers fifty percent (50%) of the Cap Amount unless there exists a Pending Claim, as hereinafter provided, and on the Survival Date, the Post-Closing Escrow Agent shall refund to Sellers any remaining balance of the Post-Closing Liability Escrow (including any interest earned thereon), in each case unless there is a Pending Claim, in which event the Post-Closing Liability Escrow shall remain in place until the Pending Claim is definitively resolved by agreement of the parties or final court order but all funds in the Post-Closing Liability Escrow, other than those funds that are to be retained by the Post-Closing Escrow Agent in accordance with the terms of the Escrow Agreement, shall be released to Sellers as of the Survival Date. If any amount remains in the Post-Closing Liability Escrow following the definitive resolution of the Pending Claim by agreement of the parties or final court order, such amount should be released to Sellers. For purposes of clarification, the terms of this Section 11.3 shall not apply to any liability of Sellers to any third parties unaffiliated with Purchaser regarding the Retained Liabilities.

(b) Purchaser shall not make any Claim with respect to a Property or deliver any notice of a Claim with respect to a Property (a “Claim Notice”) unless in good faith, it believes the Claim or all of the Claims with respect to a Property in the aggregate would exceed the applicable Threshold Amount.

11.4 Survival of Purchaser’s Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of each Seller contained herein or in any Closing Document shall survive only until the date that is nine (9) months after the Closing Date (the “Survival Date”). Any Claim that Purchaser may have at any time against any Seller for breach of any such representation, warranty, covenant or indemnity, whether known or unknown, with respect to which a Claim Notice has not been delivered to such Seller on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Purchaser may have at any time against a Seller for a breach of any such representation or warranty, or its covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to such Seller on or prior to the Survival Date (a “Pending Claim”) may be the subject of subsequent litigation brought by Purchaser against such Seller. For avoidance of doubt, on the Survival Date, each Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any Claims or other matters relating to this Agreement or any Closing Document, except solely for those matters that are then the subject of a Claim Notice delivered by Purchaser to such Seller on or prior to the Survival Date that is still pending on the Survival Date.

11.5 Limitations on Liability. To the maximum extent permitted by applicable law, no shareholder, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

11.6 Survival. Article XI shall survive the Closing.

XII.

FINANCIAL ADVISOR

Sellers represent and warrant to Purchaser, and Purchaser represents and warrants to Sellers, that except for KeyBanc Capital Markets Inc. (“Financial Advisor”), no financial advisor, broker or commission agent has been engaged by it or their affiliates, respectively, in connection with the transaction contemplated by this Agreement or to its knowledge is in any way connected with this transaction. Purchaser shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any financial advisor, broker, commission agent or other person engaged or retained by Purchaser in connection with the transaction contemplated by this Agreement. Sellers shall be responsible for the payment of any compensation, commission, finder’s fee or other sum initiated by any financial advisor, broker, commission agent or other person engaged or retained by Sellers in connection with the transaction contemplated by this Agreement, including without limitation, Financial Advisor. Sellers and Purchaser (except with respect to the compensation which shall be paid by Sellers to Financial Advisor) each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any compensation, commission, finder’s fee or other sum initiated by any financial advisor, broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning or which shall be based upon any statement or agreement alleged to have been made by such party, in connection with the transaction contemplated by this Agreement or the sale of the Properties by Sellers. The provisions of this Article XII shall survive the Closing.

XIII.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

If to Sellers:

c/o South Bay Partners, Ltd.

5307 E Mockingbird Lane, Ste.1010

Dallas, TX 75206

Attn: Craig W. Spaulding

Telephone: (214) 370-2600

Facsimile: (214) 370-2699

and

c/o Bayshore Retirement Partners, LLC

701 S. Howard Avenue, Suite 106-392

Tampa, Florida 33606

Attention: Thilo D. Best

Telephone: (813) 280-9898

Facsimile: (813) 280-9950

With a copy to:

Arent Fox LLP

1717 K Street, N.W.

Washington, D.C. 20036-5339

Attention: Kenneth S. Jacob, Esq.

Telephone: (202) 775-5750

Facsimile: (202) 857-6395

If to Purchaser:

CHP Partners, LP

c/o CNL Healthcare Properties, Inc.

450 South Orange Avenue, Suite 1200

Orlando, FL 32801-3336

Attention: Tracey B. Bracco, Esq.

Telephone: (407) 540-7500

Facsimile: (407) 540-2544

Email: tracey.bracco@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: William T. Dymond, Jr., Esq.

Telephone: (407) 843-4600

Facsimile: (407) 843-4444

Email: william.dymond@lowndes-law.com

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least five (5) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement. Any Notice that is required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.

XIV.

MISCELLANEOUS

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the courts in the State of Texas shall be the sole jurisdiction and venue for the bringing of the action.

14.2 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

14.3 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

14.4 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Notwithstanding the foregoing, however, Purchaser may (without Sellers’ consent but with advance written notice to Sellers), by not later than one (1) business day prior to Closing, assign and transfer in whole or in part all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to a one hundred percent (100%) owned affiliate(s) thereof, or to any entity controlled (directly or indirectly, through voting or equity ownership) by Purchaser in the form of the Assignment of Purchase Agreement attached hereto as Exhibit “K”; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

14.5 IRS—Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Agent shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

14.6 Successors and Assigns. Subject to the provisions of Section 14.4 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

14.7 Time is of the Essence. Time is of the essence of this Agreement.

14.8 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. Except for any of the following expressly contained in this Agreement, Sellers and Purchaser each expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Sellers, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys, financial advisors or brokers, as an inducement or otherwise, to Purchaser’s and Sellers’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

14.9 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this Section shall survive Closing and/or termination of this Agreement.

14.10 Waiver. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right (except that if a party proceeds to Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by virtue of the Closing). Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived. Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.

14.11 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

14.12 Risk of Loss. With respect to each Property, the risk of loss shall be as follows:

(a) Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Property by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, any of the Properties shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (“Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.

(b) If the Casualty Renovation Costs for both Facilities in the aggregate exceed One Million and NO/100 Dollars ($1,000,000.00), then, Purchaser may, at its option, elect to terminate this entire Agreement by Notice to Sellers within ten (10) business days after the date that the Casualty Renovation Cost is determined. If Purchaser does not elect to terminate this Agreement , then the Closing shall take place as provided herein without reduction of the Purchase Price and the applicable Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible not already otherwise paid by such Seller under applicable insurance policies, or have the Allocated Purchase Price for the Property that was damaged by the Casualty reduced by the Casualty Renovation Cost in the event the Casualty is not fully insured against (subject to further adjustment for actual restoration costs).

(c) If the Casualty Renovation Cost is One Million and NO/100 Dollars ($1,000,000.00) or less, then, in any such event, neither party hereto shall have any right to terminate this Agreement, the Closing shall take place as provided herein without reduction of the Purchase Price, and the applicable Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible, under applicable insurance policies, or have the Allocated Purchase Price for the Property that was damaged by the Casualty reduced by the Casualty Renovation Cost in the event the Casualty is not fully insured against (subject to further adjustment for actual restoration costs).

(d) If, prior to the Closing Date, a Seller receives notice that a material portion of a Property (or access or other material rights in connection therewith) as would materially adversely affect the operation of the Facility or uses of the Property is, or has been threatened in writing by a governmental authority of competent jurisdiction, to be taken by condemnation or eminent domain, Seller shall promptly notify Purchaser, and at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Property, to the extent that the taking or condemnation is reasonably anticipated to materially adversely affect the operation of the Facility or uses of the Property, Purchaser may terminate this Agreement. If Purchaser does not elect to terminate this Agreement prior to the Closing Date, on the Closing Date all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by the applicable Seller to Purchaser, and any money theretofore received by the applicable Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking. No Seller shall settle, agree to, or accept any award or payment in connection with a taking of less than all of the Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

(e) In the event of any termination of this Agreement in its entirety by Purchaser pursuant to this Section 14.12, the Deposit shall be returned to Purchaser and neither party shall have any further liability with respect to this Agreement, except to the extent of such provisions which expressly survive such transaction.

(f) Notwithstanding any language to the contrary herein, the parties acknowledge that the roofs of the Facilities have suffered storm damage, that Purchaser’s sole right to terminate this Agreement on account of such roof damage shall be during the Due Diligence Period, that the occurrence of such roof damage shall not constitute a Casualty for the purposes of this Section 14.12, and that the roof damage shall be addressed as provided in the remainder of this paragraph. Sellers shall use their commercially reasonable efforts to cause the roof damage to be repaired prior to Closing. To the extent the roof damage has not been repaired by Closing, each Seller shall (i) assign to Purchaser its respective right to receive any additional insurance proceeds on account of such roof damage plus (ii) to the extent the remaining insurance proceeds are insufficient to complete the roof repair, provide Purchaser a credit against the Allocated Purchase Price for its Property in the amount necessary to complete the roof repair less the amount of the assigned insurance proceeds. Following Closing, Seller shall have no further liability on account of such roof damage.

14.13 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refers to a day other than a Saturday, Sunday or Legal Holiday (hereinafter defined). The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday, the compliance with such obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” will mean any local or federal holiday on which post offices are closed in the State of Texas.

14.14 No Public Disclosure. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or securities regulations or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a controlling interest in Seller, Purchaser or any of their Affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure. Notwithstanding the foregoing, if such information is required to be disclosed to any governmental authority to facilitate the issuance of Permits or obtain zoning information, the disclosing party may disclose such information without the consent of the other parties and shall promptly give written notice to the other parties of such information which was disclosed. This Section 14.14 shall be subject to the terms of the confidentiality provisions of Section 14.16.

14.15 Covenants, Representations and Warranties. By proceeding with the closing of the sale transaction, Sellers and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Closing Date whether under this Agreement or any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was made aware by Notice from the defaulting or breaching party (and, if applicable, which is described on Sellers certification of representations and warranties to be delivered at Closing) prior to the Closing Date for which the other party shall have no liability.

14.16 Confidentiality. Other than as required or permitted by the terms of this Agreement or required by any Legal Requirements (including without limitation, any disclosures required or advisable by Sellers or Purchaser under any applicable securities laws or practices), no party hereto shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Properties, nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s investigation of the Properties, without first obtaining the written consent of Sellers (collectively, “Proprietary Information”). Proprietary Information shall not include (i) publicly available information or (ii) information that becomes publicly available for reasons other than a breach of this section by Purchaser. The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Properties, including, without limitation, to Purchaser’s shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to use its commercially reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this Section. In addition to any other remedies available to Sellers, Sellers shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this Section. The provisions of such confidentiality agreement shall survive any termination of this Agreement.

14.17 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, Sellers and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. Except as otherwise expressly provided herein, the covenants and agreements provided in this Agreement are solely for the benefit of Sellers and Purchaser and their permitted successors and assigns respectively.

14.18 Electronic Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by portable document format (“.pdf”) signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a .pdf signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the .pdf signature. Purchaser and Sellers each intend to be bound by its respective .pdf transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by .pdf transmission.

14.19 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

14.20 Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

14.21 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed effective as of the Effective Date.

SELLERS:

RR AL CARE GROUP LIMITED PARTNERSHIP, a Delaware limited partnership

By:	RR Care Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Craig W. Spaulding
Craig W. Spaulding Manager

RR IL CARE GROUP LIMITED PARTNERSHIP, a Delaware limited partnership

By:	RR Care Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Craig W. Spaulding
Craig W. Spaulding Manager

[PURCHASER’S SIGNATURE FOLLOWS]

S-1

PURCHASER:

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its general partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, its sole member

		By:	/s/ Tracey B. Bracco
		Name:	Tracey B. Bracco
		Title:	Vice President

S-2

LIST OF EXHIBITS TO PURCHASE AGREEMENT

Exhibit “A-1”	Legal Descriptions of Properties
Exhibit “A-2”	Allocated Purchase Prices
Exhibit “B”	Form of Escrow Agreement for Earnest Money Deposit
Exhibit “C”	Form of Deed
Exhibit “D”	Form of Bill of Sale
Exhibit “E”	Form of Assignment and Assumption of Intangible Property
Exhibit “F”	Form of Assignment and Assumption of Leases and Contracts
Exhibit “G”	Form of Assignment and Assumption of Resident Agreements
Exhibit “H”	Form of FIRPTA Certificate
Exhibit “I”	Form of Owner’s Affidavit
Exhibit “J”	Form of Notice to Residents
Exhibit “K”	Form of Assignment of Purchase Contract to Applicable Property
Exhibit “L”	Cap Amounts
Exhibit “M”	Post-Closing Escrow Agreement

LIST OF SCHEDULES TO PURCHASE AGREEMENT

Schedule 1	Excluded Intellectual Property Rights
Schedule “9.2(e)”	Litigation
Schedule “9.2(g)”	Material Contracts
Schedule “9.2(h)”	Notice of Material Violation of Legal Requirements
Schedule “9.2(j)”	Material Healthcare Permits
Schedule “9.2(k)”	Leases
Schedule “9.2(l)”	Environmental Reports
Schedule “9.2(n)”	Rent Roll

EXHIBIT “A-1”

LEGAL DESCRIPTIONS OF PROPERTIES

(as described in the applicable vesting deed)

Raider Ranch IL (Lubbock, TX)

[Intentionally Omitted]

EXHIBIT “A-2”

ALLOCATED PURCHASE PRICES

[Intentionally Omitted]

EXHIBIT “B”

FORM OF ESCROW AGREEMENT FOR

EARNEST MONEY DEPOSIT

[Intentionally Omitted]

EXHIBIT “C”

FORM OF DEED

[Intentionally Omitted]

EXHIBIT “D”

FORM OF BILL OF SALE

[Intentionally Omitted]

EXHIBIT “E”

FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

[Intentionally Omitted]

EXHIBIT “F”

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

[Intentionally Omitted]

EXHIBIT “G”

FORM OF ASSIGNMENT AND ASSUMPTION OF RESIDENT AGREEMENTS

[Intentionally Omitted]

EXHIBIT “H”

FORM OF FIRPTA CERTIFICATE

[Intentionally Omitted]

EXHIBIT “I”

FORM OF OWNER’S AFFIDAVIT

[Intentionally Omitted]

EXHIBIT “J”

FORM OF NOTICE TO RESIDENTS

[Intentionally Omitted]

EXHIBIT “K”

FORM OF ASSIGNMENT OF PURCHASE CONTRACT

TO APPLICABLE PROPERTY

[Intentionally Omitted]

EXHIBIT “L”

CAP AMOUNTS

[Intentionally Omitted]

EXHIBIT “M”

FORM OF POST-CLOSING ESCROW AGREEMENT

[Intentionally Omitted]

SCHEDULE “1”

EXCLUDED INTELLECTUAL PROPERTY RIGHTS

[Intentionally Omitted]

SCHEDULE “9.2(e)”

LITIGATION

[Intentionally Omitted]

SCHEDULE “9.2(g)”

MATERIAL CONTRACTS

[Intentionally Omitted]

SCHEDULE “9.2(h)”

NOTICE OF MATERIAL VIOLATION OF LEGAL REQUIREMENTS

[Intentionally Omitted]

SCHEDULE “9.2(j)”

MATERIAL HEALTHCARE PERMITS

[Intentionally Omitted]

SCHEDULE “9.2(k)”

LEASES

[Intentionally Omitted]

SCHEDULE “9.2(l)”

ENVIRONMENTAL REPORTS

[Intentionally Omitted]

SCHEDULE “9.2(n)”

RENT ROLL

[Intentionally Omitted]